Exhibit 99.1

EXHIBIT L

PROGRAM AGREEMENT TERM SHEET

The parties agree that it is a condition precedent to the Closing under the Asset Purchase Agreement that GE and IKON enter into documentation with respect to a Customer financing program on terms mutually acceptable to GE and IKON. The terms of such Customer financing program will include, among others, those set forth in this Term Sheet. Notwithstanding the foregoing, each of GE and IKON acknowledge and agree (and it shall be a condition precedent to the Closing) that following the date hereof, this Term Sheet shall be modified in a manner mutually satisfactory to GE and IKON to take into account and (a) provide for the origination and servicing of Financing Contracts under the Program with Customers at locations in Canada (including without limitation, by implementing the Canadian Program Modifications), (b) provide for the origination of Financing Contracts under the Program in respect of which the Equipment subject thereto is, as is the case for IOS Capital’s “Customer Direct Program”, Non-Core Equipment (including without limitation, by implementing the Customer Direct Modifications), (c) reflect the fact that IKON will transfer, sell and assign to GE, pursuant to the Asset Purchase Agreement, lease streams and Equipment under FM agreements and (d) reflect that certain of the Financing Contracts purchased indirectly by GE pursuant to the Asset Purchase Agreement are (and will be) held indirectly through one or more ABS Entities and will be subject to the terms of any applicable Securitization Documents.

Financing Structure. On the Closing Date GE will, subject to the terms and conditions set forth in the Asset Purchase Agreement, purchase (among other things) the Financing Contracts constituting Purchased Assets under the Asset Purchase Agreement (collectively, “Purchased Financing Contracts”). In addition, following the Closing GE would originate, in the manner set forth below, contracts in the form of lease or rental agreements (each, an “Originated Financing Contract”) relating to the lease or rental of Equipment to non-consumer Customers of IKON and its Subsidiaries (the “IKON Companies”) at locations in the United States and Canada. The payments that may from time to time become due under a Program Financing Contract consist of (a) the periodic minimum payment thereunder (the “Minimum Periodic Payment”) which will be allocated between the parties as specified in Section 3.01, (b) the excess “cost per copy” meter charge thereunder (i.e., the per copy charge for copies in excess of a stated base volume of copies) (the “CPC Payment”), (c) payments in respect of the sales/use/franchise tax reimbursement obligations of the Obligor thereunder (the “Sales Tax Payment”), (d) late charges thereunder (“Late Charges”), (e) payments in respect of the personal property tax reimbursement obligations of the Obligor thereunder (the “Uplift Payment”), (f) CPI insurance charges under Purchased Financing Contracts (the “CPI Charges”), and/or (g) payments by the Obligor thereunder in connection with the exercise of any option to purchase the Equipment subject to such Program Financing Contract (the payments referred to in clauses (a) through (g) being referred to as “Customer Payments” in respect of a Program Financing Contract).

Exhibit 99.1

ARTICLE I

EXECUTIVE COMMITTEE.

Section 1.01. Generally; Size and Composition.

(a) In connection with the Program, GE and IKON will establish an executive committee (the “Executive Committee”) to monitor and review the operation and administration of the Program and oversee the relationship of the parties. The Executive Committee will consist of three (3) designees of IKON (collectively, the “IKON Designees”), and three (3) designees of GE (collectively, the “GE Designees”), all of whom will be voting members of the Executive Committee.

(b) The IKON Designees will be employees of an IKON Company familiar with the Program and generally familiar with the Equipment and products offered by the IKON Companies, and equipment leasing and servicing with respect thereto. The GE Designees will be employees of GE familiar with the credit markets, equipment leasing and financial services generally.

Section 1.02. Meetings. Meetings of the Executive Committee will be held at such times as the Executive Committee may determine. Initially, the Executive Committee will meet at least once each quarter.

Section 1.03. Quorum; Vote. A quorum for the transaction of business at any Executive Committee meeting will consist of at least two (2) IKON Designees and two (2) GE Designees. The affirmative vote of a majority of each of the GE Designees and of each of the IKON Designees who, in each case, are present at any meeting at which a quorum is present will constitute an act of the Executive Committee. The Executive Committee will have the ability to act without a meeting if the action taken is approved in writing by at least two (2) GE Designees and at least two (2) IKON Designees.

Section 1.04. Authority. The authority, functions and duties of the Executive Committee will consist solely of the following:

(a) the review from time to time of the reports prepared by GE or IKON in connection with the Program,

(b) the review and approval of increases in the GE Rate Sheets as provided in Section 2.05 below,

(c) without limiting GE’s rights under Section 2.06 below, the review of any changes to the Credit Approval Policy effected from time to time by GE,

(d) without limiting IKON’s or GE’s rights under Section 2.07 below, the review of any changes to the Residual Policy,

Exhibit 99.1

(e) the approval of any changes to the Program Commission Policy attached hereto as Exhibit B,

(f) the mediation and resolution of disputes that may arise among GE and IKON relating to the Program, and

(g) the recommendation of new types of financing products and modifications of existing financing products to be offered from time to time by GE in connection with the Program.

In addition to the foregoing, the Executive Committee will review the operations of the Program on an overall basis and make recommendations to GE or IKON with respect to the improvement of such operations or other matters relating to the Program.

ARTICLE II

THE PROGRAM.

Section 2.01. The Program Relationship Managers. GE will from time to time appoint a relationship manager who will function as GE’s primary management contact with IKON (the “GE Relationship Manager”), who will be an employee of GE and who will be responsible for the maintenance of the regular and ongoing relationship between the parties. IKON will from time to time appoint a relationship manager who will function as IKON’s primary management contact with GE (the “IKON Relationship Manager”), who will be an employee of IKON and who will be responsible for the maintenance of the regular and ongoing relationship between the parties.

Section 2.02. Structure of the Program. (a) Unless otherwise agreed by GE and IKON and to the extent permitted by the Trademark License Agreement and applicable law, GE will (i) enter into each Originated Financing Contract as the lessor using the Assumed Name and (ii) bill, collect and administer all Program Financing Contracts using the Assumed Name; provided, however, that with respect to Tax-Exempt Originated Financing Contracts (to be defined in the definitive Program Agreement), GE may identify itself as the lessor in respect thereof on certain tax disclosure schedules that GE determines are required to be prepared in connection therewith and/or filed with applicable Governmental Entities; and provided, further, that notwithstanding anything to the contrary herein, if (A) (1) the Obligor under such Program Financing Contract notifies GE of its inability or unwillingness to make payments in respect of any such Program Financing Contract (for reasons other than actual or asserted billing inaccuracies) and, to the extent that such Obligor has asserted to GE that any such unwillingness is the result of an Asserted Service Failure, IKON shall have had the opportunity to respond to GE, as contemplated by Section 4.01(b)(iii), with respect thereto, (2) any payment under any such Program Financing Contract becomes 120 days or more past due, provided that to the extent that such Obligor has asserted to GE that any such delinquency is the result of an Asserted Service Failure, IKON shall have had the opportunity to respond to GE, as contemplated by Section 4.01(b)(iii), with respect

Exhibit 99.1

thereto, (3) an event of bankruptcy, insolvency, receivership or liquidation occurs with respect to the Obligor under such Program Financing Contract, or (4) GE commences litigation with respect to such Program Financing Contract, (B) there shall have occurred a GE Termination Event of the type described in Section 7.02(a)(i)(2), Section 7.02(a)(ii) or Section 7.02(a)(iii) (C) the Program is terminated and IKON has not elected to exercise its option to repurchase all Program Financing Contracts in accordance with Section 7.03, (D) GE at any time ceases to be entitled, pursuant to the Trademark License Agreement, to utilize the Assumed Name, or (E) GE determines that use of the Assumed Name poses a material risk of liability to GE or any of its Affiliates for trademark infringement or dilution, then GE will have the right (at its option after, in the case of (A)(1) and (2) above, not less than ten (10) Business Days’ prior written notice to IKON, which notice, in the case of clause (A)(2), may be in the form of a 120-day delinquency report) to enter into, bill, collect and administer Program Financing Contracts and pursue litigation or collection proceedings against, and give notices to or otherwise communicate with, Customers, in each case in its own name, with respect to the applicable Program Financing Contract (in the case of the occurrence of any event described in clause (A)) or all Program Financing Contracts (in the case of the occurrence of any event described in clause (B), (C), (D) or (E)).

(b) Simultaneously with the execution and delivery of the Program Agreement, GE and IKON will enter into a trademark license agreement, with respect to the Assumed Name, in a form to be agreed upon between GE and IKON (the “Trademark License Agreement”).

Section 2.03. GE as Preferred Provider. (a) IKON will and will cause its Subsidiaries, during the Term, to promote and introduce the Program as its and their preferred source of Customer financing for Equipment in the United States and Canada (other than with respect to Excluded Transactions) by (i) adopting, implementing and maintaining the policies referred to in clauses (b) and (e) below in the manner described in clauses (b), (c) and (e) below, (ii) making the announcements regarding the Program referred to in clause (d) below and (iii) providing GE with financing opportunities as provided in Section 2.04 below.

(b) IKON will and will cause its Subsidiaries to adopt (within ninety (90) days after the Closing Date), implement and maintain company-wide, written policies and procedures that require their respective sales representatives and similar personnel to (i) actively introduce and promote as part of the sales and marketing process for Equipment, the use of Financing Contracts available pursuant to the Program, (ii) refer Customers that express an interest in leasing or financing the acquisition of Equipment to be located in the United States or Canada (other than Excluded Transactions) to the Program, (iii) other than in connection with Excluded Transactions, neither arrange nor promote nor encourage financing of Equipment from any source other than through GE under the Program nor furnish rate cards, promotional materials or other documentation of or information related to any other source of Equipment financing and (iv) permit GE personnel to attend sales functions and sales and marketing meetings of the IKON Companies as representatives of the IKON Companies’ preferred source for

Exhibit 99.1

the leasing and financing of Equipment. IKON will provide GE (with respect to the policies to be implemented within 90 days after the Closing), and the Executive Committee (with respect to all policies to be implemented thereafter), with an opportunity to review and discuss the specific form and content of the policies proposed to be adopted by the IKON Companies in accordance with this Section 2.03(b) within a reasonable period of time prior to adoption thereof.

(c) IKON will and will cause its Subsidiaries to use reasonable efforts to monitor compliance by their sales representatives and similar personnel with the policies referred to in Section 2.03(b). If GE notifies IKON, or any Responsible Officer of any IKON Company otherwise becomes aware, that any such personnel has materially or persistently violated any such policies, IKON will take or cause to be taken such action as IKON reasonably determines to be appropriate in order to emphasize the importance to IKON of compliance with such policies and to discourage further violations of such policies by such individual. To the extent not inconsistent with applicable law, IKON will, upon request by GE, notify GE as to the actions taken by IKON as provided above.

(d) IKON will and will cause its Subsidiaries to announce, both publicly and separately to the sales representatives and similar personnel of the IKON Companies, the commencement of the Program with GE, such announcements to be made promptly following the Closing Date and (in the case of announcements to sales representatives and similar personnel) from time to time thereafter as GE may reasonably request. The form of such announcements will be as mutually agreed by IKON and GE.

(e) During the Term, IKON will provide to the IKON Companies’ sales representatives and similar personnel, fees and other incentive payments intended to induce such personnel to promote the use by Customers of Financing Contracts offered from time to time by GE pursuant to the Program in accordance with the sales commission policies previously delivered by IKON to GE (collectively, the “Program Commission Policy”). IKON will not modify the Program Commission Policy in a manner that would incent its sales representatives and similar personnel to pursue cancel/upgrade opportunities as described in Section 4.08(a) prior to expiration of one-half of the stated term of a Program Financing Contract. IKON will, and will cause its Subsidiaries to, (i) prohibit the payment to, or receipt by, any of their sales representatives or similar personnel of fees or other compensation from (or directly or indirectly funded by) any Person other than the IKON Companies that are intended to induce, or have the effect of inducing, such personnel to promote the financing by such Person or any of such Person’s Affiliates of the sale or lease in the United States or Canada of Equipment to Customers, and (ii) in the event of the receipt by any such IKON Company personnel of fees or compensation prohibited by clause (i) above, promptly take corrective action (subject to applicable law) up to and including termination of such personnel’s employment with the applicable IKON Company. Any disciplinary measure to be taken in connection with any such violation shall be in IKON’s sole discretion.

(f) During the Term, IKON would not permit any Person, other than an IKON Company or GE or one of the existing syndication partners of the IKON

Exhibit 99.1

Companies set forth on Annex I, to use the name “IKON”, “IOS Capital” or “IOS Credit” (or any derivation thereof) in connection with the provision of leasing or financing (or solicitation of leasing or financing) of Equipment to Customers of any of the IKON Companies in the United States or Canada; provided that (x) the existing syndication partners of the IKON Companies listed in Annex I may continue to use the IOS Capital name in connection with the servicing of lease or rental contracts owned by such Persons on the Closing Date and (y) IKON may, from time to time during the Term, permit its then-existing syndication partners to utilize the name “IKON” in connection with the billing and collecting of (and initiating collection proceedings relating to) payments due to IKON.

Section 2.04. GE Right of First Opportunity. (a) Other than with respect to Excluded Transactions, IKON will cause to be offered to GE the first right to finance through the Program each proposed sale or lease of Equipment to Customers of any IKON Company at locations in the United States or Canada, and IKON will not (and will cause its Subsidiaries not to) approach any other Person as to the possibility of such Person’s financing or arranging for the financing (whether on an individual or programmatic basis) of any proposed sale or lease of Equipment, to Customers of any IKON Company, at locations in the United States or Canada (collectively, the “Right of First Opportunity”); provided, however, that (x) the Right of First Opportunity will not restrict the independent right of a Customer to utilize, directly or indirectly, any third party financing source independently identified by such Customer to finance its acquisition of Equipment and (y) notwithstanding the IKON Companies’ obligations to offer to GE the first right to finance each sale or lease of Equipment by the IKON Companies under the Program, with respect to any Application for a proposed Originated Financing Contract rejected by GE, IKON may itself, or may arrange for a third party financing source to, provide financing for such Customer with respect to such financing; provided that if GE shall have approved an Application for such proposed Originated Financing Contract contingent upon the receipt of a certain level of recourse or other financial accommodation from an IKON Company, no IKON Company shall offer or provide to such third party financing source recourse or other financial accommodation (including acceptance by IKON of an origination fee less than the Base Origination Fee) that is as much or more than the recourse or financial accommodation proposed by GE.

Section 2.05. Changes to GE Rate Sheets. (a) The GE Rate Sheets to be in effect on the Closing Date will be as mutually agreed between GE and IKON and will be attached to the definitive Program Agreement. The GE Rate Sheets will reflect rates designed to achieve (based on the assumptions set forth on Annex IV) an average Program spread of 625 basis points over the applicable like-term swap rates, and will further incorporate then-current residual values by Equipment type. In addition to differences based on term and Equipment type, the GE Rate Sheets shall be comprised of different spreads based upon the applicable initial Customer credit classification, transaction size and certain other factors to be agreed upon between GE and IKON. The rates set forth on such GE Rate Sheets may be modified to reflect changes in the underlying swap rates on not less than 60 days’ prior written notice to IKON.

Exhibit 99.1

(b) GE shall present to the Executive Committee (together with supporting materials) any proposed increases in the spreads set forth on the GE Rate Sheets that it desires to effect as a consequence of the impact, on the average Program margin to GE under proposed Originated Financing Contracts, of actual or anticipated accounting or tax changes or other events or circumstances, provided that, in each case, such change, event or circumstance would reasonably be expected to impact similarly situated U.S.-based equipment lessors generally. After such presentation to the Executive Committee, GE will be free to implement the proposed increases to the GE Rate Sheets upon at least 60 days’ prior written notice to IKON. Following any such increases implemented without Executive Committee approval, IKON will have the right to appeal such increase through an internal escalation process between GE and IKON (up to the respective CEOs of GE Vendor Financial Services and IKON) and, thereafter, through a non-binding mediation process to be agreed.

(c) If, during the Term there shall occur any changes in tax law which (i) impact both the GE Vendor Financial Services business unit and U.S.-based equipment lessors that are similarly situated to GE Vendor Financial Services, (ii) provide favorable overall tax benefits to such U.S.-based equipment lessors and (iii) result in such similarly situated U.S.-based equipment lessors decreasing financing rates to such lessors’ end-user customers, then IKON may present to GE one or more proposals that would similarly reduce the Program spreads reflected in the rates set forth on the GE Rate Sheets as a consequence of such tax changes. Unless GE shall deliver to IKON a written certification certifying that GE Vendor Financial Services has not received (or will not receive), through internal allocations from GE, the benefit of such tax changes, GE shall, within 90 days of IKON’s request, effect such modifications to the GE Rate Sheets as GE shall reasonably determine are appropriate to pass on to Customers the benefit to GE Vendor Financial Services of such tax benefits (to the extent such tax benefits are passed on by similarly situated U.S. equipment lessors to their customers).

(d) In addition to the modifications to the GE Rate Sheets contemplated by Sections 2.05(b) and (c) above, based on changes in the market perceived by GE or IKON, either GE or IKON may present to the other increases in the rates set forth on the GE Rate Sheets that it desires to offer in order to increase the average Program spread (based on the assumptions set forth on Annex IV) above 625 basis points over the applicable like-term swap rates; provided, that (i) except as permitted by clause (ii) below, any such rate increases would require the approval of both GE and IKON and would be shared equally by GE and IKON and (ii) IKON shall be entitled to change the lease rate factors provided by IKON to its sales personnel, and thereby increase the rates charged to Customers under Originated Financing Contracts, by the addition of “commissioned rates”1 which increase would, in the case of this clause (ii), be paid to IKON. The mechanics for payment to IKON of any amounts contemplated by this Section 2.05(d) shall be as agreed to by GE and IKON in the definitive Program Agreement.

[1]	“Commissioned rates” to be defined in the definitive Program Agreement.

Exhibit 99.1

(e) The GE Rate Sheets shall be utilized by IKON in the preparation of lease rate factors provided by IKON to its sales personnel and applied in the pricing of Originated Financing Contracts, together with such other components as the commissioned rates referred to in Section 2.05(d).

(f) Notwithstanding the foregoing, GE may, solely for its internal purposes (and without affecting the then current lease rate factors), effectively reduce the average Program spread to accommodate a corresponding decrease in residual values during the period following notice to IKON of a proposed change in the Residual Policy but prior to the effectiveness thereof pursuant to Section 2.07(b).

Section 2.06. Changes to Credit Approval Policy. The initial Credit Approval Policy is attached as Exhibit C. GE will provide IKON with not less than 30 days’ prior written notice of any changes to the Credit Approval Policy, together with GE’s rationale for such changes and such supporting information as IKON reasonably requests. It is expressly agreed that GE will maintain final authority on changes to the Credit Approval Policy and associated credit decisions.

Section 2.07. Changes to Residual Policy.

(a) The initial Residual Policy to be in effect on the Closing Date is attached hereto as Exhibit A. Subject to the limitations set forth in Section 2.07(b), from time to time from and after the Closing Date GE may make such changes to the Residual Policy as GE determines to be appropriate; provided that such changes are consistent with GE’s treatment of residual positions with respect to equivalent equipment under substantially similar GE Vendor Financial Services programs with independent equipment dealers or manufacturers. Notwithstanding the foregoing, in no event will GE have any obligation to disclose residual or any other information to any IKON Company in respect of GE Vendor Financial Services’ other dealer or manufacturer programs, and each IKON Company will, in the definitive Program Agreement, waive all rights to require GE to do so.

(b) GE will provide IKON with not less than 60 days’ prior written notice of any proposed changes to the Residual Policy and will, together with such notice, provide supporting materials in respect of such proposed changes as GE shall determine to be appropriate. Within such 60-day period, IKON will be entitled to accept or reject any increase to the residual values so proposed by GE by delivering written notice thereof to GE. GE will be entitled to effect any such proposed changes, other than any proposed increase in the residual values rejected by IKON in writing during the 60-day period referred to above. IKON will have the right to offer additional residual pricing support in the amount of any such decrease implemented by GE (whether on an individual transaction basis or with respect to classes or categories of Equipment subject to Originated Financing Contracts) as contemplated by Section 3.10 below.

(c) Notwithstanding anything to the contrary contained herein, GE will be entitled to supplement the Residual Policy from time to time to add residual

Exhibit 99.1

information with respect to new items or models of Equipment not previously included in the Residual Policy.

Section 2.08. Federal Financing Contracts. GE and IKON will mutually agree, prior to the Closing Date, on provisions relating to the manner in which Financing Contracts with Obligors that are the federal government of the United States or agencies or instrumentalities thereof will be covered by the Program.

Section 2.09. Non-Standard Financing Contracts. GE and IKON will mutually agree, prior to the Closing Date, on the terms and conditions and the process by which GE would consider applications for approval of, and mutually acceptable documentation with respect to, Non-Standard Financing Contracts.

ARTICLE III

LEASE ORIGINATIONS.

Section 3.01. Calculation and Allocations of Minimum Periodic Payment. (a) The Minimum Periodic Payment in respect of each Originated Financing Contract that constitutes a Bundled Financing Contract would, for the purposes of the Program, be allocated as among the “Lease Payment” (i.e., that portion of the Minimum Periodic Payment deemed, as between GE and IKON, to be allocable to Equipment rental or lease), the “Base Equipment Service Payment” (i.e., that portion of the Minimum Periodic Payment deemed, as between GE and IKON, to be allocable to IKON’s Equipment Service Obligations) and (unless the Originated Financing Contract provides for such reimbursement to be separately billed to the Obligor) the Uplift Payment (i.e., personal property tax reimbursement payment), each in the manner set forth in Exhibit J (the “Allocation Policy”). For each proposed Originated Financing Contract in respect of which an Application has been submitted to GE for approval for funding under the Program, IKON will deliver to GE a completed worksheet, in the form attached as Exhibit D, via the CLAS system or otherwise, setting forth each of the applicable components of the Minimum Periodic Payment thereunder as contemplated by Section 3.05(b)(ii). The IKON National Service Price List, the IKON National FM Price List and the IKON National Equipment Price List, each as in effect on the date hereof, have previously been delivered to GE. From and after the date hereof, IKON will provide GE with copies (whether in writing or via electronic transmission) of any and all amendments, modifications or supplements to the IKON National Equipment Price List, the IKON National Service Price List and the IKON National FM Price List no later than the earlier to occur of (x) the date that IKON distributes any such amendments, modifications or supplements to its sales force and (y) the effective date of any such amendments, modifications or supplements.

(b) For purposes of the services required to be performed by GE pursuant to the Program Agreement, the Servicing Agreement and the Transition Services Agreement (including determining the amounts required to be remitted to IKON under any Purchased Financing Contract), GE will be entitled to rely on the allocation of the

Exhibit 99.1

Minimum Periodic Payment under each Purchased Financing Contract (as among the Lease Payment, Base Equipment Service Payment, and (if applicable) Base FM Labor Payment and (if applicable) Uplift Payment) reflected on the Purchased Assets comprised of the books and records of IOS Capital (immediately prior to the consummation of the Pre-Closing Merger) and IKON (as successor by merger to IOS Capital).

(c) The allocation of the Minimum Periodic Payment under a Program Financing Contract at the inception of an Originated Financing Contract (or, in the case of a Purchased Financing Contract, as set forth in Section 3.01(b)) would govern the allocation thereof through the end of the term of such Program Financing Contract; provided, however, that notwithstanding the foregoing, any periodic increases to the Minimum Periodic Payment that are expressly provided for in such Program Financing Contract shall be allocable solely to the Base Equipment Servicing Payment under such Program Financing Contract. Except as otherwise specified in any Program Financing Contract, the CPC Payment, (except for property tax inclusive Financing Contracts) the Uplift Payment and (except for sales tax inclusive Financing Contracts) the Sales Tax Payment will be in addition to (and itemized separately from) the Minimum Periodic Payment and, therefore, will not be subject to “allocation” as provided above.

Section 3.02. Application of Payments. All payments made by an Obligor under a Program Financing Contract would be applied in the manner set forth in the Application Methodology attached as Exhibit F hereto (the “Application Methodology”). Notwithstanding the foregoing, if an Obligor under a Program Financing Contract has made a partial payment in respect of such Program Financing Contract and has specified how it wants such payment applied, then such payment would be applied in accordance with such Obligor’s specifications. Except as otherwise permitted to do so by IKON, GE would not instruct any Obligor under any Program Financing Contract to direct the application of any payments made or to be made by such Obligor thereunder that would cause amounts due and owing to GE (which GE is entitled to retain for its own account) to be paid in lieu of payments that would, under the Application Methodology, otherwise be required to be remitted by GE to IKON. Except as otherwise permitted to do so by GE, IKON would not instruct any Obligor under any Program Financing Contract to direct the application of any payments made or to be made by such Obligor thereunder that would cause amounts due and owing to IKON to be paid in lieu of payments that would, under the Application Methodology, otherwise be required to be remitted to and retained by GE.

Section 3.03. Remittance of Payments. (a) Amounts received by GE pursuant to any Program Financing Contract (other than a Written-Off Financing Contract) shall be remitted or retained as follows (subject, in each case, to the application priorities set forth in the Application Methodology referred to in Section 3.02 above):

(i) (A) the Base Equipment Service Payment, Base FM Labor Payment (if any) and CPC Payment received by GE pursuant to any Program Financing Contract, and (B) those Late Charges and recovery settlement receivables (if any) that, in the case of this clause (B), are billed and uncollected

Exhibit 99.1

as of the Closing Date and are thereafter received by GE under any Purchased Financing Contract would, in the case of (A) and (B) above, be remitted by GE to IKON within one (1) Business Day after such amounts are received and identified by GE and the proper application thereof has been determined by GE, and

(ii) the Lease Payment, the Sales Tax Payment, the Uplift Payment (if any), payments made in connection with the exercise by an Obligor of any right to purchase Equipment subject to such Program Financing Contract, the CPI Charges (if any)2, Late Charges and all other amounts (other than unidentified proceeds and except as expressly provided in clause (i) above) received by GE pursuant to any Program Financing Contract would be retained by GE for its own account.

GE would use commercially reasonable efforts to identify, and determine the proper application of, amounts received by it in respect of Program Financing Contracts as promptly as practicable following its receipt of such amounts.3

(b) GE would make the payments described in Section 3.03(a)(i) above because IKON has agreed to perform the obligations described in Section 4.10. The payment by GE of such amounts would not be conditioned upon the performance by IKON of such obligations.

(c) Prior to the Closing Date, IKON and GE will mutually agree on a procedure for applying unidentified proceeds.

Section 3.04. Financing Documentation; Exceptions. (a) GE will provide IKON with the Standard Form Documentation and form of Applications, with the initial Standard Form Documentation (including the Exceptions Manual) to be as mutually agreed by GE and IKON prior to the Closing. During the Term, GE will be permitted to modify or change any Standard Form Documentation and develop new or additional Standard Form Documentation; provided, that except to the extent that GE determines that a modification or other change thereto is necessary or prudent to comply with applicable law or provide appropriate legal disclosures, prior to GE implementing any material modifications or changes to, or any material new or additional, Standard Form Documentation, IKON will have the right to review and approve any such modifications or changes or new or additional documentation.

[2]	Treatment and allocation of CPI Charges that are billed but uncollected as of the Closing Date to be mutually agreed by GE and IKON prior to Closing.
[3]	IOS Capital’s current practices with respect to the identification and application of amounts received by it will, following the date hereof, be subject to due diligence by GE Capital, and the timing, under the definitive Program documentation, of the remittances under Section 3.03(a)(i) will be consistent with IOS Capital’s current practices.

Exhibit 99.1

(b) (i) IKON will cause its sales, legal and similar personnel to use reasonable commercial efforts to document each proposed Originated Financing Contract using the Standard Form Documentation and IKON will promptly coordinate with designated GE representatives with respect to any changes proposed by the Customer in respect of such proposed Originated Financing Contract which are not otherwise permitted by the Exceptions Manual, including by (A) delivering to GE all such changes concurrent with the delivery thereof to IKON’s legal department (except to the extent that IKON’s legal department, in the exercise of its reasonable judgment, deems the Customer’s proposed changes to be unacceptable and would not recommend to GE the financing thereof, in which case the IKON legal department may, prior to or in lieu of presentation of such Customer proposed changes to GE, attempt to negotiate terms more favorable to the lessor, in which case any such negotiated changes which are not otherwise permitted by the Exceptions Manual shall be delivered to GE), (B) promptly presenting to the applicable Customer any changes to such proposed Originated Financing Contract proposed by GE and (C) using commercially reasonable efforts to negotiate with such Customer all such proposed changes communicated by GE.

(ii) Upon GE’s receipt from IKON of a draft proposed Originated Financing Contract containing proposed changes to the Standard Form Documentation requested by the Customer, GE will respond to IKON in respect of such proposed changes (which may be by approving, rejecting and/or modifying such changes), on average, for any month during the Term, within three (3) Business Days of its receipt thereof.

(c) Nothing contained in this Term Sheet shall limit in any manner GE’s right to negotiate with Customers and otherwise change, from the Standard Form Documentation, the documentation with respect to any actual or proposed Originated Financing Contract with a Customer, except to the extent such change would increase any obligation of IKON to the Obligor thereunder.

Section 3.05. Credit Approval. (a) Upon receipt of a completed Application for a proposed Originated Financing Contract, GE will (i) promptly conduct such credit investigation and analysis of the proposed Originated Financing Contract as it deems necessary, and (ii) approve, conditionally approve or reject completed Applications for a proposed Originated Financing Contract, on average, for each month during the Term, within the applicable Credit Approval Period. Subject to the terms and provisions of the Credit Approval Policy, the decision to approve, conditionally approve (on such terms as may be proposed by GE) or reject any proposed Originated Financing Contract will be made by GE in its sole discretion.

(b) GE and IKON will establish mutually acceptable procedures pursuant to which IKON will transmit (via the CLAS system or otherwise) to GE, for each proposed Originated Financing Contract, all credit and other information required pursuant to the Credit Approval Policy with respect to such proposed Originated Financing Contract (whether in hard copy or in electronic format) which information will include, without limitation: (i) complete information required to be contained in the

Exhibit 99.1

Application; provided, that if a personal guaranty is required to be given in connection with such Application pursuant to the Credit Approval Policy, IKON will provide a complete, legible copy of such Application executed by the Customer under such proposed Originated Financing Contract, (ii) a detailed description and listing of the Equipment to be covered by such proposed Originated Financing Contract, together with related pricing worksheets setting forth (if applicable) the allocation of the Minimum Periodic Payment as provided in Section 3.01 above and the manner of the computation thereof, together with the amounts of all other payments (if any) required to be made by the Obligor thereunder, and (iii) such other credit and financial information as may be reasonably requested by GE (collectively, the “Document Package” for such proposed Originated Financing Contract).

(c) In addition to the information outlined in clause (b) above, IKON will submit (in hard copy or electronic format) the following information to GE in connection with each prospective SLG Financing Contract for which an Application is submitted: (i) the name and telephone number of the Customer’s designated contact, (ii) a copy of any written proposal IKON presented to the Customer under such prospective SLG Financing Contract, and (iii) a copy of each RFP, bid award, contract and purchase order, if applicable, related to such prospective SLG Financing Contract. After GE’s approval of an Application (but before GE’s funding of the related Originated Financing Contract), IKON will deliver to GE a copy of such Customer’s board minutes or other document(s) evidencing approval of the prospective SLG Financing Contract by such Customer’s governing body.

Section 3.06. Authorization. (a) Upon confirmation by GE that it has received (i) a complete Document Package with respect to a proposed Originated Financing Contract where GE has provided an approval of the Application for such proposed Originated Financing Contract (and such approval has not terminated, or expired or been revoked, in each case, pursuant to Section 3.06(c)) and (ii) evidence as to the satisfaction of all conditions to any such approval (if any), GE will notify IKON, in writing, that it has approved the purchase by GE of the Equipment subject thereto in the manner set forth below.

(b) Except with respect to Equipment placed with the Customer pursuant to a trial or demonstration arrangement, IKON will not ship any Equipment covered by an Originated Financing Contract prior to the execution and delivery by the applicable Customers of an Originated Financing Contract with respect to the lease of such Equipment to such Customer and the delivery of such documentation to GE. In the event that any Responsible Officer of any IKON Company learns of any such shipment prior to such time, IKON will immediately notify GE. Such notice will not relieve IKON of its obligation to deliver to GE good title to the Equipment that is the subject thereof.

(c) Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by GE in any particular instance in writing, (i) GE’s credit approval of a Customer shall expire six (6) months after such approval and (ii) the pricing quote to a Customer shall expire after 60 days and (iii) GE’s approval of a proposed purchase of

Exhibit 99.1

Equipment under a proposed Originated Financing Contract will automatically be revoked if the Transfer Date with respect to the Equipment subject to such proposed Originated Financing Contract does not occur by the earlier of (x) 60 days after GE shall have notified IKON of such approval and (y) the expiration date of such approval as communicated by GE to IKON at the time of such approval. In addition, GE may at any time prior to the Transfer Date relating to the Equipment subject to a proposed Originated Financing Contract, upon notice to IKON, revoke its approval of such proposed Originated Financing Contract if:

(i) at any time after such approval or conditional approval was granted there shall occur and be continuing any GE Termination Event; provided that GE will not be entitled to revoke, under this clause (i), its approval for any proposed Originated Financing Contract (other than any Financing Contract that is not written on the Standard Form Documentation) that has been approved without recourse to, or reliance upon, any IKON Company, or

(ii) the Customer shall notify any IKON Company or GE of such Customer’s intent to cancel all or any part of such proposed Originated Financing Contract or to refuse to accept any Equipment to be subject to such proposed Originated Financing Contract, or

(iii) GE (A) determines that any of the information on which such approval was based is inaccurate or false in any material respect, or (B) becomes aware of additional information (including, without limitation, that there has been a significant change in the Customer’s business or properties or in the ownership or control of such Customer) which, if such information had been provided to GE prior to GE approving such proposed Originated Financing Contract, would (in GE’s view) have resulted in GE’s rejecting (or, in the case of a conditional approval, further conditioning) the approval of such proposed Originated Financing Contract or (C) determines that there has been a material decline in the Customer’s business, properties or financial condition or change in control of such Customer.

Section 3.07. Purchase of Equipment Subject to Leases; Funding. (a) Prior to the time of any required transfer by IKON of Equipment to GE or a Customer, IKON will acquire all right, title and interest in such Equipment. IKON will not and will cause its Affiliates not to, take any action or do or cause anything to be done, that would limit, restrict or impair the passage of any manufacturer’s or other warranties in respect of the Equipment subject to each such Originated Financing Contract to GE, and the applicable Customer. Each IKON Company shall (to the extent it is entitled to do so) assign to GE and the Customer all such warranties without recourse to IKON.

(b) (i) On the Transfer Date (to be defined in the definitive Program Agreement) with respect to any Equipment approved for financing by GE in accordance with the definitive Program Agreement, GE will (except as provided above) become obligated to, and will, pay the Purchase Price of all such Equipment; provided

Exhibit 99.1

that, on or before such Transfer Date: GE will have received, not later than one (1) Business Day prior to such Transfer Date, (A) the complete Document Package with respect to such Originated Financing Contract and (B) an original Originated Financing Contract (or faxed copy which shall be followed by delivery to GE of an original thereof prior to the applicable Fax Funding Delivery Date), duly executed by the applicable Obligor.

(ii) During the 90-day period (or such other period as GE and IKON may agree) commencing on the Closing Date, IKON will implement (and will thereafter maintain at all times during the Term) company-wide policies and procedures that require the IKON Companies’ sales, legal and similar personnel to deliver to GE execution copies of each Originated Financing Contract (duly executed by the applicable Obligor) which GE has funded upon its receipt of a facsimile copy thereof pursuant to Section 3.07(b)(i) above, by the date that is ten (10) days after the Transfer Date with respect to the Equipment related thereto. If an IKON Company fails to provide to GE an original executed copy of an Originated Financing Contract by the Fax Funding Delivery Date with respect thereto, then IKON will be required to repurchase such Originated Financing Contract and related Equipment from GE for the Net Book Value thereof, on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties, within one (1) Business Day after such Fax Funding Delivery Date.

(c) On the Transfer Date with respect to any Originated Financing Contract, IKON will sell to GE, free and clear of all liens, the Equipment subject to such Originated Financing Contract.

Section 3.08. Rights Under Leases. IKON (or the Customer to the extent agreed to by such Customer) will bear all risk of loss to the Equipment until the Transfer Date applicable to such Equipment. All sales of Equipment to GE under the Program will (a) include the manufacturer’s warranty to the extent that IKON is permitted to assign such warranty by the manufacturer of the particular Equipment subject to the Originated Financing Contract, and (b) to the extent that clause (a) above is applicable to the particular Equipment subject to an Originated Financing Contract, permit the assignment by GE to Customers of all such warranties and licenses applicable to the particular Equipment.

Section 3.09. Syndication. (a) Subject to the terms of the applicable Program Financing Contract, GE will be permitted to securitize, syndicate or otherwise transfer any or all of its rights under any Program Financing Contract that it has funded (and under any related representations, warranties, covenants or indemnifications); provided, that (i) if any such securitization, syndication or other transfer occurs, GE will (unless GE determines that doing so will materially impair its ability to so transfer such Program Financing Contract on acceptable terms) continue to be responsible for the billing and collecting of such Program Financing Contract, in the manner contemplated by this Term Sheet, to the extent that GE is permitted to do so under the Trademark

Exhibit 99.1

License Agreement and applicable law, and (ii) GE shall not securitize, syndicate or otherwise assign any of its rights under any Program Financing Contract to any Person set forth on Annex II.

(b) During the Term, IKON will have the right to originate and/or syndicate (i) any Excluded Transaction, (ii) any proposed Originated Financing Contract that has been rejected for funding by GE and (iii) any proposed Originated Financing Contract the Application in respect of which was conditionally approved by GE, presented by IKON to the Customer and subsequently rejected by the related Customer.

Section 3.10. Financings with Recourse or Other Support. With respect to any proposed Originated Financing Contract, IKON may, at its option, offer to provide (or GE may request that IKON provide) price, rate or yield assistance or residual pricing support to GE or discounts, free services or rebates in connection with such Originated Financing Contract or related Equipment. In addition, from time to time IKON may offer to provide (or GE may request that IKON provide) GE with recourse for losses suffered by GE in connection with a proposed Originated Financing Contract. If GE determines in its sole discretion to enter into any such proposed Originated Financing Contract with such offered or requested recourse to IKON, IKON and GE will, on each such occasion, agree as to the extent of IKON’s liability and IKON and GE will execute mutually acceptable agreements and indemnities with respect thereto. If IKON offers to provide to GE any such recourse in respect of a proposed Originated Financing Contract, GE shall promptly notify IKON as to whether, in its sole discretion, GE will approve such Originated Financing Contract.

ARTICLE IV

SERVICES.

Section 4.01. Administration of GE Portfolio.

(a) Customer Inquiries; Asserted Service Failures. (i) GE will conduct its communications with Customers under Program Financing Contracts in a courteous, prompt and efficient manner and will use its commercially reasonable efforts to answer Customers’ and IKON’s inquiries relating to Program Financing Contracts on Business Days via an “800” or other toll-free telephone line from 8:00 AM to 8:00 PM (New York City time). Customer inquiries received when no personnel are available will be recorded electronically and responded to promptly.

(ii) GE will notify IKON (including through the dispute resolution tool used by IOS Capital immediately prior to the Pre-Closing Merger), within three (3) Business Days after GE’s receipt of notice of any assertion by any Obligor under a Program Financing Contract that an IKON Company or any of its respective agents or contractors has failed to comply with any of its Equipment Service Obligations or other obligations to such Obligor. Any such notice by GE shall (A) to the extent delivered through the dispute resolution tool referenced

Exhibit 99.1

above, be in accordance with the past practices of IOS Capital immediately before giving effect to the Pre-Closing Merger, and (B) in all other cases, include a copy of any related written assertion, the identity of the Customer and, to the extent GE has knowledge thereof, the nature of the Customer’s assertions as to the failure of the applicable IKON Company or any of its respective agents or contractors to comply with any such obligations (each, an “Asserted Service Failure”)).

(b) Collections; Litigation; Recoveries. (i) GE will have the full right and authority to bill and collect the Program Financing Contracts and pursue any and all available remedies against Obligors in connection with any defaults thereunder (including commencing litigation and foreclosing against such Obligor (or causing IKON to repossess Equipment and other property subject to such Program Financing Contracts)). Subject to Section 4.01(b)(iii) below, GE will notify IKON not less than ten (10) Business Days prior to commencing any litigation against an Obligor under a Program Financing Contract in respect of any breach by such Obligor thereunder; provided, that in no event will GE be required to deliver any such notice in connection with any litigation commenced following a Bankruptcy Event with respect to such Obligor. Notwithstanding anything to the contrary set forth herein, in no event would GE be required or obligated to commence litigation or collection activities against any Obligor under any Program Financing Contract.

(ii) Cure by IKON of Certain Payment Defaults. Within ten (10) Business Days after IKON shall have been notified by GE of its intention to commence litigation against an Obligor in respect of such Obligor’s breach under a Program Financing Contract, IKON would be entitled to purchase from GE all of GE’s right, title and interest in such Program Financing Contract and related Equipment on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties, by paying to GE the Net Book Value of such Program Financing Contract.

(iii) IKON Compliance Deficiencies. From time to time after the date hereof, GE may provide IKON with a listing of any delinquent Program Financing Contracts where the related Obligor has asserted an Asserted Service Failure as a reason for its nonpayment thereunder. As promptly as practicable (and in any event within 90 days after the date that GE delivers such listing or, if IKON notifies GE prior to the end of such 90 day period that it is still pursuing such Obligor’s assertions towards a satisfactory resolution with such Obligor, 120 days after receipt of any such listing) (the “Determination Period”),4 IKON will (A) evaluate all such Obligor’s assertions, (B) seek to resolve with each such Obligor all issues relating to such Obligor’s assertions and (C) based on the foregoing, notify GE in writing as to whether the applicable IKON Company is in

[4]	The Determination Period with respect to a Program Financing Contract that is a “performance cancellation-out” contract will be the shorter of (x) any applicable notice period provided for in such Program Financing Contract and (y) the 90 or 120 day period referred to in Section 4.01(b)(iii).

Exhibit 99.1

compliance with, or has cured any non-compliance in respect of, its Equipment Service Obligations or other obligations with respect to all of the Equipment subject to such Program Financing Contract. If IKON does not notify GE in writing, prior to the end of the Determination Period, that such IKON Company is in compliance with, or has cured any non-compliance in respect of, its Equipment Service Obligations or other obligations with respect to all of the Equipment subject to such Program Financing Contract, then IKON will be required, within one (1) Business Day after the end of the applicable Determination Period, to purchase from GE (on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties) all of GE’s right, title and interest in the related Program Financing Contract and related Equipment for a cash purchase price equal to the Net Book Value of such Program Financing Contract. Each of IKON and GE will agree in the definitive Program Agreement that any notice or listing provided to IKON by IOS Capital prior to the Closing Date (including via the dispute resolution tool referred to in Section 4.01(a)(ii) above) shall be deemed, solely for purposes of the notice requirements and notice periods contained in this Section 4.01(b)(iii), to have been delivered by GE on the date so provided by IOS Capital.

(iv) If (A) IKON shall not be required to purchase, pursuant to Section 4.01(b)(iii), any Program Financing Contract referred to in the first sentence thereof, (B) there shall be a final determination (which shall either be or become non-appealable) by a court or Governmental Entity that the Obligor is not obligated to make all of the payments under such Program Financing Contract (or that such Obligor is only obligated to make a portion of such payments) as a consequence of an IKON Company’s (or any of their respective agents’ or contractors’) failure to comply with any of their respective Equipment Service Obligations or other obligations of an IKON Company to the Obligor, and (C) IKON shall not have previously purchased such Program Financing Contract pursuant to Section 4.01(b)(iii), then GE shall promptly thereafter notify IKON of such determination and IKON shall thereupon be obligated, promptly upon GE’s written demand therefor, (1) to pay GE any and all damages, costs or other amounts required by a court or Governmental Entity in any such proceedings or related proceedings to be paid by GE or any of its Affiliates, or any of their respective directors, officers, employees, representatives or agents, to the extent arising out of an IKON Company’s (or any of their respective agents’ or contractors’) failure to comply with any of their respective obligations to the Obligor, and (2) to purchase (on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties) from GE all of GE’s right, title and interest in the related Program Financing Contract and related Equipment for a purchase price equal to the Net Book Value of the related Program Financing Contract.

(c) IKON Power of Attorney. For the purposes of exercising GE’s rights and carrying out its obligations under the Program, IKON will appoint GE (and

Exhibit 99.1

any employees or agents of GE designated by GE from time to time) as IKON’s true and lawful attorney-in-fact for the purpose of (i) endorsing checks with respect to any Program Financing Contract and (ii) executing a bill of sale or other documentation evidencing the sale of Equipment to GE pursuant to the Program.

(d) Loss Pool. On the Closing Date there shall be established a notional loss pool in an amount equal to the sum of (x) $10 Million (which amount is intended to address IKON’s concerns with respect to unforeseen economic conditions and/or uncertainty with respect to the order in which losses will be realized with respect to the Closing Date IKON Retained Financing Contracts, as compared to the Purchased Financing Contracts) plus (y) the reserve for lease/loan loss or lease/loan default set forth on the Final Adjusted Closing Date Schedule in accordance with the section of the Accounting Principles headed “Lease Default Reserves”. There shall be applied against (so as to reduce) such notional loss pool written-off amounts associated with (i) IKON retained Financing Contracts (but only to the extent in existence on the Closing Date) that shall not have, as of the Closing, either reached the end of their contractually stated term or been written-off (each, a “Closing Date IKON Retained Financing Contract”) and (ii) Purchased Financing Contracts. IKON shall be required to sell to GE (on an AS-IS, WHERE-IS basis without representation or warranty other than Agreed Warranties), and GE shall be required to purchase from IKON, such Closing Date IKON Retained Financing Contracts (and the Equipment subject thereto) at the IKON Net Book Value thereof if (i) the amounts under such Financing Contract are then eligible for write-off under the IOS Capital write-off policy attached as Exhibit K hereto and (ii) the loss pool balance then exceeds the amount of such eligible write-off. Recoveries in respect of written-off Purchased Financing Contracts and purchased Closing Date IKON Retained Financing Contracts (and the Equipment subject thereto) shall be applied as provided in Section 1.1 of Schedule 1. This Section 4.01(d) will have no further force and effect upon any termination or expiration of the Term and repurchase by IKON of GE’s interests in the Program Financing Contracts and ABS Entities.

(e) Settlement and Litigation Proceeds. GE will be entitled to settle or compromise any claims and obligations under any Program Financing Contract in its sole discretion. The net proceeds of any such settlement or compromise, and the net proceeds of any litigation to collect amounts under any Program Financing Contract (which shall in each case exclude the return of the applicable Equipment), in each case to the extent received prior to the write-off of amounts under such Program Financing Contract (i.e., to the extent received prior to the time such Program Financing Contract becomes a Written-Off Financing Contract, in which case Section 1.1 of Schedule 1 shall apply) shall be allocated pro rata among (i) all Lease Payments thereunder not yet due, (ii) the Service Profit Element thereunder, (iii) the applicable Residual (but only to the extent the related Equipment shall not have been returned to GE), (iv) the unamortized origination fees thereunder (other than the Volume Origination Fee) and (v) all other amounts then billed and unpaid under such Financing Contract. Notwithstanding the foregoing, amounts received in connection with any early termination of a Program Financing

Exhibit 99.1

Contract in accordance with Section 4.08 shall not be allocated pursuant to the preceding sentence.

Section 4.02. Servicing of IKON Retained Portfolios. (a) (i) The servicing of IKON’s Retained Portfolio and the compensation in respect of the provision of those services would be agreed to in the definitive Program Agreement; provided that (A) GE would receive servicing compensation in respect of its servicing of the non-Canadian segment of the Retained Portfolio at the rate of 125 basis points times the average net investment in respect thereof plus reimbursements of out-of-pocket legal expenses (other than collection expenses, which shall not include costs of defense) incurred by GE in connection with such servicing and (B) compensation for servicing the Canadian segment of the Retained Portfolio would be either (I) based on a pass-through to IKON of the costs and expenses of servicing of the Canadian segment of the Retained Portfolio (and, hence, IKON would reimburse GE for all costs associated with the performance of the services in respect thereof (including internally allocated costs and costs of outsourcing out-bound collection activities to a properly licensed third party collection agency)) or (II) such other compensation arrangement as GE and IKON may agree.

(ii) IKON acknowledges that it is GE’s current intention that the servicing of Originated Financing Contracts with Obligors at locations in Canada will be serviced by GE from GE’s Mississauga, Ontario facility.

(b) The services required to be performed by GE following the Closing shall be limited to those services performed by IOS Capital in respect of the Retained Portfolio immediately prior to the Pre-Closing Merger; provided, however, that (i) notwithstanding the foregoing, in no event would GE undertake to perform credit review, billing, collection or any other service in respect of any trade receivables of the IKON Companies other than in respect of the payments described in Section 3.03(a)(i) and (ii) in connection with the servicing of the Canadian segment of the Retained Portfolio, GE would be permitted to engage a third party collection agency (which shall be either (at GE’s option) Accounts Recovery Corporation or such other Person as shall be selected by GE and approved by IKON, such approval by IKON not to be unreasonably withheld) to perform out-bound collection activities.

(c) GE will service the Retained Portfolio of IKON’s Financing Contracts with the same degree of care that it uses in servicing the Program Financing Contracts and (to the extent not inconsistent with applicable law) will comply with the servicing standards set forth in any applicable Securitization Document to which any such Retained Portfolio of Financing Contract is subject.

Section 4.03. De-Installation, Repossession and Remarketing Support. (a) Subject to Section 4.03(b), at the request of GE at any time and from time to time, IKON will de-install, repossess, repair, refurbish, insure and store, and use its reasonable commercial efforts to remarket on a non-discriminatory basis, such Equipment as may be subject to a Program Financing Contract or a Financing Contract in the Retained

Exhibit 99.1

Portfolio serviced by GE as GE may specify; provided, that IKON will not be obligated to de-install or repossess any such Equipment to the extent that and for so long as GE or IKON does not have the legal right to do so.

(b) During the Term, GE will have the right to refurbish and/or remarket any and all Equipment in such manner as GE determines, in its sole discretion. In the event that GE determines to utilize remarketing and refurbishment services of IKON, GE will notify IKON of such determination, and IKON will be entitled to accept or decline (in IKON’s sole discretion) GE’s request for remarketing and refurbishment services. If IKON shall elect to remarket such Equipment:

(i) Prior to the Systems Facilitation Date, any such remarketing by IKON would be effected by means of the purchase by IKON from GE of the Equipment, on an “AS-IS”, “WHERE-IS” basis and without representation or warranty of any kind, other than Agreed Warranties, for an amount equal to the wholesale fair market value of such Equipment.

(ii) From and after the Systems Facilitation Date, any such remarketing and refurbishment would be performed as follows:

(1) IKON will recommend the repair and refurbishment of Equipment to such extent and in such manner as in IKON’s reasonable judgment, will maximize the sales or lease proceeds from the remarketing thereof, and GE will be entitled to accept or reject any such recommendation by IKON.5 Following any acceptance by GE of any repair and/or refurbishment recommendation by IKON with respect to any Equipment, IKON will repair and/or refurbish such Equipment at an aggregate cost, including commission, equal to the sum of (x) 30% of sale proceeds plus (y) an applicable refurbishment charge to be agreed upon by GE and IKON prior to Closing.

(2) Promptly following the sale of any such item of Equipment, IKON will remit (or cause to be remitted) to GE the proceeds of such sale, net of the costs described in Section 4.03(b)(ii)(1). On a monthly basis, IKON will deliver to GE an invoice for all refurbishment services performed pursuant to this Section.

(3) The remarketing, repair and refurbishment services described above will be provided by IKON (or a third party designated by IKON) on a basis that does not discriminate between GE’s Equipment and used Equipment remarketed, refurbished and/or re-sold by IKON for its

[5]	It is the anticipation of the parties that prior to the Closing GE and IKON will reach agreement on mutually acceptable guidelines (including pricing guidelines) for the refurbishment of Equipment so as to eliminate the requirement, in most or all cases, that refurbishment services be approved by GE in advance on a case-by-case basis.

Exhibit 99.1

own account, for the account of any other IKON Company or for the account of any third party.

(iii) IKON shall use reasonable commercial efforts to cause the Systems Facilitation Date to occur not later than December 31, 2005 (or as soon thereafter as possible).

(c) In the event that GE repairs, refurbishes and/or remarkets Equipment subject to any Program Financing Contract on its own behalf, GE will be entitled to a fee in respect thereof equal to the sum of (x) 30% of any sale proceeds thereof plus (y) an applicable refurbishment charge to be agreed upon by GE and IKON prior to Closing.

Section 4.04. Systems Access. GE and IKON will maintain (for the benefit of IKON and GE) existing electronic interfaces currently in place between IKON and IOS Capital and develop new electronic interfaces with each other, in each case, in a manner consistent with good accounting, financial control and security practices, to permit and facilitate interaction between their respective information systems with the principal objective of effectuating a reasonably practical degree of automation with respect to the performance of their respective duties and obligations in connection with the Program, all as shall be more fully described in the definitive Program Agreement and/or Servicing Agreement.

Section 4.05. Dashboard Metrics. GE and IKON will agree to certain performance targets for each Program Year which will constitute the “Dashboard Metrics” for such Program Year. Neither GE nor IKON will have any liability or obligation to any other Person as a result of any failure to satisfy any of the Dashboard Metrics.

Section 4.06. Product Reviews. From time to time during the Term, IKON will seek to permit GE personnel to attend product reviews of IKON’s Equipment suppliers, including new product introductions, schedules for anticipated product introductions and updates thereof, anticipated pricing changes, projected monthly unit sales by model grouping and new marketing programs.

Section 4.07. Training. GE will sponsor training programs for Equipment sales personnel of the IKON Companies in the United States and Canada and certain key operations personnel of the IKON Companies in the United States and Canada involved in the administration of the Program, at which such individuals will receive training in the techniques of using leases and other financial products as sales tools and such other matters as the parties may mutually agree. Such training programs will be held with such frequency and at such locations as IKON and GE may mutually agree. IKON will encourage, and will use commercially reasonable efforts to cause, its Equipment sales personnel and such key operations personnel to attend such training programs. Each party will bear its own expenses in connection with such training programs.

Exhibit 99.1

Section 4.08. Cancel/Upgrades; Mid-Term Buy Outs.

(a) Cancel/Upgrades. (i) If during the Term, in connection with GE’s entering into an Originated Financing Contract (a “Replacement Financing Contract”) with an Obligor after the Closing, IKON desires to cause the termination of an existing Program Financing Contract with such Obligor that covers Equipment that is to be replaced by other Equipment to be leased under such Replacement Financing Contract (the Program Financing Contract to be so terminated being referred to as a “Replaced Financing Contract”), then (x) if such Replaced Financing Contract is in the first half of its originally scheduled term, IKON will be entitled to require GE to terminate such Replaced Financing Contract and transfer to IKON all of GE’s interest in the Equipment subject thereto upon (and in consideration of) the payment by IKON to GE of an amount equal to the Net Economic Value of such Replaced Financing Contract as of the time of such termination or (y) otherwise, IKON will be entitled to require GE to terminate such Replaced Financing Contract and transfer to IKON all of GE’s interest in the Equipment subject thereto upon (and in consideration of) the payment by IKON to GE of an amount equal to the Net Book Value of such Replaced Financing Contract as of the time of such termination.

(ii) If, after the end of the Term, IKON desires to cause the termination of an existing Program Financing Contract prior to its stated termination date, then IKON will be entitled to require GE to terminate such Program Financing Contract and transfer to IKON all of GE’s interest in the Equipment subject thereto upon (and in consideration of) the payment by IKON to GE of an amount equal to the Net Economic Value of such Program Financing Contract as of the time of termination.

(b) Other Terminations. If a Customer initiates a request for a Program Financing Contract (other than a defaulted Program Financing Contract) to be terminated (or if, after the Term, GE desires to terminate a Financing Contract, other than a defaulted Program Financing Contract, with a Customer), in each case other than under the circumstances set forth in Section 4.08(a), then GE would be entitled to terminate such Program Financing Contract so long as IKON receives an amount equal to the sum of (i) all due but uncollected Base Equipment Service Payments and CPC Payments under such Program Financing Contract at the time of such termination, plus (ii) the sum of all future Base Equipment Service Payments not yet due under such Program Financing Contract.

Section 4.09. Evergreen Rentals. If GE receives, pursuant to any Program Financing Contract, Lease Payments in respect of periods following the stated termination date of such Program Financing Contract (“Evergreen Rentals”), GE will retain such Evergreen Rentals for its own account (but subject to Section 1.1 of Schedule 1. Payments in respect of fixed- or firm-term renewals of Program Financing Contracts that shall have theretofore reached their stated contractual term shall be treated in the definitive Program Agreement as (and shall be deemed to constitute) Evergreen Rentals,

Exhibit 99.1

and such renewals shall not constitute new Originated Financing Contracts that give rise to any other payments to IKON (whether for origination fees or otherwise).

Section 4.10. IKON Service, Maintenance and Other Obligations. The definitive Program Agreement will include an agreement by IKON to comply (and to cause its Subsidiaries to comply) in all respects with all of its agreements or commitments with Obligors under or relating to each Program Financing Contract or Equipment covered thereby including, without limitation, IKON’s or any other IKON Company’s Equipment or software service, maintenance, warranty, facilities management, labor, staffing, fleet management, image management commitment and other similar obligations (the “Equipment Service Obligations”).

Section 4.11. Other Services. (a) The Program Agreement and related documents will provide that the IKON Companies will perform certain other services for GE during the Term, which services shall initially include those services described on Exhibit G and such other or substitute services upon which GE and IKON may agree prior to the Closing. The fees, terms and standards for performance for all such services will be as mutually agreed upon by GE and IKON.

(b) Reporting; Financial Data. During the Term, GE will provide to IKON, and IKON will provide to GE, such reports and data at such times as is set forth on Exhibit H and otherwise as may be agreed between GE and IKON prior to the Closing.

(c) Other Services. The Program Agreement and related documents will provide that GE will perform certain other services for the IKON Companies during the Term, which services shall include those services described on Exhibit I and such other or substitute services upon which GE and IKON may agree prior to the Closing. The fees, terms and standards for performance for all such services will be as mutually agreed upon by GE and IKON.

Section 4.12. Performance of Services. Each of GE and IKON agrees that the ability of each party to perform its obligations under the Program Agreement, Servicing Agreement and/or the Transition Services Agreement may be subject to the prior or concurrent performance by the other party of certain related services. Each of the definitive Program Agreement, Servicing Agreement and Transition Services Agreement will provide that upon the occurrence and during the continuance of a breach under the Servicing Agreement or Transition Services Agreement by GE or IKON (as applicable), the other party will be relieved of any of its performance obligations under the Program Agreement, Servicing Agreement or Transition Services Agreement (as applicable) to the extent that (and for so long as) such breach has the effect of causing the non-breaching party to be unable to perform its obligations thereunder. The definitive Program Agreement, Servicing Agreement and Transition Services Agreement will each contain appropriate force majeure provisions with respect to the performance required thereunder by each of GE and IKON.

Exhibit 99.1

ARTICLE V

REPRESENTATIONS, WARRANTIES, INDEMNITIES AND OTHER REMEDIES.

Section 5.01. Representations, Warranties, Indemnities and Remedies. The Program Agreement will contain terms acceptable to GE and IKON, including mutually acceptable representations and warranties and indemnities and other remedies in respect of any breach of such representations and warranties (including purchase obligations of IKON in respect of the related Program Financing Contracts).

Section 5.02. Certain Limitations. The definitive Program Agreement will provide that the remedies available under those provisions of the Program Agreement that give effect to Section 4.01(b) with respect to any actual or alleged failure by an IKON Company (or any of the respective agents and contractors) to comply with any of their respective Equipment Service Obligations, or other obligations of an IKON Company, to an Obligor under a Program Financing Contract (an “IKON Servicing Breach”) would apply to the exclusion of any indemnification remedy under the Asset Purchase Agreement for Damages arising out of the failure of such Obligor to make one or more payments under such Program Financing Contract as a consequence of an actual (or asserted) IKON Servicing Breach.

Section 5.03. Right of Offset. GE shall have the right to offset, as against any amounts owed by it to IKON under the Program Agreement, any collections that GE or an ABS Entity would have received under the Securitization Documents but for the application (pursuant to the “Shared Collections” provisions of the Securitization Documents) of such collections to pay amounts owing under the Non-Purchased Securitization Documents.

ARTICLE VI

FEES.

Section 6.01. Origination Fees. (a) GE will pay to IKON, within five (5) Business Days after the end of each week during the Term of the Program, the Base Origination Fee for all Originated Financing Contracts entered into by GE during such week.

(b) GE will pay to IKON, within ten (10) Business Days after the end of each calendar month during the initial five (5) years of the Program (so long as such calendar month occurs during the Term), the difference of (i) the Volume Origination Fee for the cumulative Funded Volume (for the period from the Closing Date through the end of such month) minus (ii) the Volume Origination Fee theretofore paid by GE in respect of all prior months; provided that the cumulative Volume Origination Fee with respect to Funded Volume through the end of such calendar month shall in no event exceed the product of (x) $4,222,500 multiplied by (y) the number of months during the Term that have elapsed through the end of such calendar month.

Exhibit 99.1

(c) If the cumulative Funded Volume for the initial five (5) years of the Program is greater than $5 Billion, and the Funded Volume in one or more Program Years during the initial five (5) years of the Program is greater than $1.9 Billion, then GE will, for each such Program Year in which Funded Volume is greater than $1.9 Billion, pay to IKON within ten (10) Business Days after the fifth anniversary of the Closing Date, the product of (i) the Incremental Origination Fee multiplied by (ii) the amount of such Funded Volume in excess of $1.9 Billion for such Program Year.

Section 6.02. Additional Terms. The terms of Schedule 1 are incorporated herein by reference as if fully set forth herein.

Section 6.03. Rejected Application Fee. If, during any Program Year, the aggregate sales price of the Equipment subject to Rejected Eligible Financing Contracts syndicated by IKON to any of Citibank, DLL or Wells Fargo (or any Subsidiary of the ultimate parent company of any thereof) during such Program Year exceeds $25 Million, then promptly after notice by IKON to GE of the syndication of any such Rejected Eligible Financing Contract the aggregate sales price of the Equipment subject thereto (when taken together with the aggregate sales price with respect to Equipment subject to all Rejected Eligible Financing Contracts syndicated during such Program Year) would exceed $25 Million (which notice shall be accompanied by any supporting documentation reasonably requested by GE), GE shall pay to IKON, on a weekly basis, a fee in respect of such Rejected Eligible Financing Contract equal to the positive difference (if any) of (a) the Base Origination Fee that would have been payable by GE if the Application in respect of the related Rejected Eligible Financing Contract had been accepted for funding under the Program minus (b) the origination, syndication or other fee paid (or payable) to any IKON Company in respect of such syndication; provided that in no event shall the fee payable by GE in respect of any such Rejected Eligible Financing Contract exceed one-third of the Base Origination Fee that would have been payable by GE if the Application in respect of the related Rejected Eligible Financing Contract had been accepted for funding under the Program. In connection with any syndication of a proposed Rejected Eligible Financing Contract, IKON will seek to obtain a market-based origination, syndication or similar fee in respect thereof.

Section 6.04. Year One Expense Reimbursement. At the Closing, IKON shall pay to GE an amount equal to $10 Million (the “Expense Reimbursement”) in consideration of expenses associated with the Retained Portfolio expected to be incurred by GE in the first Program Year (including, by way of example only and without limitation, the on-boarding of the Transferred Employees to GE’s payroll and benefit systems, the training of the Transferred Employees in respect of the Program services, monitoring and reporting the portfolio performance and systems integration activity (including data migration and mapping from IKON’s lease accounting systems)). IKON acknowledges that the payment of the Expense Reimbursement shall be non-refundable and shall not (i) require GE to provide IKON or any of its Affiliates any accounting of the related expenses or (ii) reduce, offset or defer any other amounts due to GE pursuant to the Program Agreement.

Exhibit 99.1

ARTICLE VII

TERM AND TERMINATION.

Section 7.01. Term of Agreement. The Program will have a five (5) year initial term commencing on the Closing Date, which term will automatically renew at end of such initial term for a further three (3) or five (5) year renewal term (at IKON’s election, to be exercised not later than one year prior to the end of the initial Term) unless IKON provides to GE at least one (1) year’s prior written notice of its intent to terminate the Program at the end of the initial term (the initial five (5) year term, as may be extended as provided above and/or terminated pursuant to Section 7.02, the “Term”). In the event that IKON does not elect to terminate the term of the Program at the end of the initial five (5) year term (and, consequently, the Term continues beyond such initial five-year period without having been earlier terminated), GE will pay to IKON a renewal fee equal to $6 Million on the first Business Day of the renewal term.

Section 7.02. Termination Rights.

(a) GE Termination Rights. GE will have the right to terminate the Program and its obligation to fund future volume prior to the end of the Term upon the occurrence and during the continuance of any of the following events (each, a “GE Termination Event”):

(i) Material Adverse Change of IKON, which means the occurrence of any of the following:

(1) The occurrence of any default (after giving effect to any applicable notice or cure periods) or event of default under any indebtedness of IKON (or any other IKON Company) for borrowed money (or any indebtedness for borrowed money guaranteed by IKON or any other IKON Company) in excess of $15,000,000 in the aggregate, or

(2) The occurrence of a Bankruptcy Event with respect to IKON.

(ii) Material, willful and bad faith breach by IKON of any identified representations, warranties or covenants in any of the Program Agreement, the Servicing Agreement or the Transition Services Agreement, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from GE, specifying the nature of such breach in reasonable detail.

(iii) Material breach by IKON (other than any breach of the type described in Section 7.02(a)(ii) above) (A) of identified representations, warranties or covenants in any of the Program Agreement, the Servicing Agreement or the Transition Services Agreement or (B) of material payment obligations of any IKON Company under any of the documentation to be entered

Exhibit 99.1

into in connection with the Program (other than as a result of a good faith dispute by IKON with respect thereto), in each case, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from GE, specifying the nature of such breach in reasonable detail.

(b) IKON Termination Right. IKON will have the right to terminate the Program and GE’s right of first opportunity prior to the end of the Term upon the occurrence and during the continuance of any of the following events (each an “IKON Termination Event”):

(i) Material, willful and bad faith breach by GE of any identified representations, warranties or covenants in any of the Program Agreement, the Servicing Agreement or the Transition Services Agreement, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from IKON, specifying the nature of such breach in reasonable detail.

(ii) Material breach by GE (other than any breach of the type described in Section 7.02(b)(i) above) (A) of identified representations, warranties or covenants in any of the Program Agreement (other than Sections 3.04(b)(ii) and 3.05(a) and the Servicing Agreement or the Transition Services Agreement or (B) of material payment obligations of GE under any of the documentation to be entered into in connection with the Program (other than as a result of a good faith dispute by GE with respect thereto), in each case, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from IKON, specifying the nature of such breach in reasonable detail.

(iii) A Credit Review Turnaround Failure or a Document Review Turnaround Failure.

Section 7.03. Consequences of Termination.

(a) Upon the termination of the Term as a consequence of the occurrence of an IKON Termination Event, IKON (or a Person designated by IKON) will be entitled to purchase or cause a third party to purchase all, but not less than all, of GE’s interest in each of (i) the Program Financing Contracts then held by GE (or any of its Affiliates) and the related Equipment for a purchase price equal to the quotient obtained by dividing (A) the sum of the aggregate Net Book Values of all Program Financing Contracts plus the aggregate Net Economic Values of all such Program Financing Contracts by (B) two (2) and (ii) the ABS Entities for a purchase price, without double counting any of the amounts contained in clause (i) above, computed in the same manner as the value of the equity of the ABS Entities and their related assets are determined under the Asset Purchase Agreement for purposes of determining the Final Adjusted Closing Date Schedule, except that the Financing Contracts (and related Equipment) held by the ABS Entities will be valued at an amount equal to the quotient obtained by dividing (A) the sum of the aggregate Net Book Values of all such Financing Contracts plus the aggregate Net Economic Values of all such Financing Contracts by (B) two (2).

Exhibit 99.1

(1) In the event that IKON purchases (or causes another Person to purchase) the Program Financing Contracts and ABS Entities held by GE as provided in this Section 7.03(a), (A) IKON and GE would be required to execute such amendments to the Securitization Documents and take such other actions as shall be required to cause IKON or one of its Subsidiaries to be substituted for GE as servicer under such Securitization Documents, (B) GE would be required to deliver to IKON true and complete copies of all of the Securitization Documents (and all amendments, modifications and waivers thereto) entered into by GE at any time after the Closing Date and (C) GE would be required to reimburse IKON for all reasonable out-of-pocket costs incurred by IKON in connection with such substitution of servicer.

(2) In addition (and irrespective of whether IKON purchases the Program Financing Contracts and ABS Entities as provided in this Section 7.03(a)), (I) GE would be required to continue to provide services to IKON with respect to IKON’s Retained Portfolio of Financing Contracts as described in Section 4.02 until such time as IKON has notified GE that it has engaged a third party to provide such services for IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program and (II) IKON would use all commercially reasonable efforts, following an termination of the Program as a result of an IKON Termination Event, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio of Financing Contracts.

(3) In the event that the Program is terminated by IKON as a result of the occurrence of an IKON Termination Event, IKON would be entitled to payment by GE of (and GE would be required to pay to IKON within ten (10) Business Days after such termination of the Program) the Program Termination Fee.

(b) At the end of the Term, other than as a consequence of a GE Termination Event or an IKON Termination Event, IKON (or a Person designated by IKON) will be entitled to purchase or cause a third party to purchase all, but not less than all, of GE’s interest in each of (i) the Program Financing Contracts then held by GE (or any of its Affiliates) and the related Equipment for a purchase price equal to the aggregate Net Economic Values of all such Program Financing Contracts and (ii) the ABS Entities for a purchase price, without double counting any of the amounts contained in clause (i) above computed in the same manner as the value of the equity of the ABS Entities and their related assets are determined under the Asset Purchase Agreement for purposes of determining the Final Adjusted Closing Date Schedule, except that the Financing Contracts (and related Equipment) held by the ABS Entities will be valued at an amount equal to the aggregate Net Economic Values of all such Financing Contracts.

Exhibit 99.1

(1) In the event that IKON purchases (or causes another Person to purchase) the Program Financing Contracts and ABS Entities held by GE as provided in this Section 7.03(b), (A) IKON would be required to offer employment (on substantially equivalent terms) to each employee of GE that is both primarily employed in connection with the Program and set forth on a list to be provided to IKON by GE prior to the termination of the Term, (B) IKON would be required to reimburse GE for any and all severance costs required to be paid by GE in respect of any employee required to be offered employment by IKON pursuant to clause (A) above, if such employee does not accept such employment with IKON and is terminated by GE following the termination of the Term, (C) IKON and GE would be required (and would each be responsible for its own costs and expenses) to execute such amendments to the Securitization Documents and take such other actions as shall be required to cause IKON or one of its Subsidiaries to be substituted for GE as servicer under such Securitization Documents and (D) GE would be required to deliver to IKON true and complete copies of all of the Securitization Documents (and all amendments, modifications and waivers thereto) entered into by GE at any time after the Closing Date.

(2) In addition (and irrespective of whether IKON purchases the Program Financing Contracts and ABS Entities as provided in this Section 7.03(b)), (I) GE would be required to continue to provide services with respect to IKON’s Retained Portfolio of Financing Contracts as described in Section 4.02 until such time as IKON has notified GE that it has engaged a third party to provide such services for IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program and (II) IKON would use all commercially reasonable efforts, following an expiration of the Term of Program, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio of Financing Contracts.

(c) Upon the termination of the Term as a consequence of the occurrence of a GE Termination Event, IKON (or a Person designated by IKON) will be entitled to purchase or cause a third party to purchase all, but not less than all, of GE’s interest in each of (i) the Program Financing Contracts then held by GE (or any of its Affiliates) and the related Equipment for a purchase price equal to the aggregate Net Economic Values of all such Program Financing Contracts and (ii) the ABS Entities for a purchase price, without double counting any of the amounts contained in clause (i) above, computed in the same manner as the value of the equity of the ABS Entities and their related assets are determined under the Asset Purchase Agreement for purposes of determining the Final Adjusted Closing Date Schedule, except that the Financing Contracts (and related Equipment) held by the ABS Entities will be valued at an amount equal to the aggregate Net Economic Values of all such Financing Contracts.

Exhibit 99.1

(1) In the event that IKON purchases (or causes another Person to purchase) the Program Financing Contracts and ABS Entities held by GE as provided in this Section 7.03(c), (A) IKON would be required to cancel the sublease for the Macon, Georgia facilities then utilized by GE in connection with the Program, (B) offer employment (on substantially equivalent terms) to each employee of GE that is both primarily employed in connection with the Program and set forth on a list to be provided to IKON by GE prior to the termination of the Term, (C) reimburse GE for any and all severance costs required to be paid by GE in respect of any employee required to be offered employment by IKON pursuant to clause (B) above, if such employee does not accept such employment with IKON and is terminated by GE following the termination of the Term, (D) IKON and GE would be required to execute such amendments to the Securitization Documents and take such other actions as shall be required to cause IKON or one of its Subsidiaries to be substituted for GE as servicer under such Securitization Documents] and IKON would be required to reimburse GE for all reasonable out-of-pocket costs incurred by GE in connection with such substitution of servicer and [(E) GE would be required to deliver to IKON true and complete copies of all of the Securitization Documents (and all amendments, modifications and waivers thereto) entered into by GE at any time after the Closing Date].

(2) In the event that IKON does not purchase (or does not cause another Person to purchase) all of the Program Financing Contracts and ABS Entities held by GE at the end or termination of the Term as provided in this Section 7.03(c), IKON would be required to reimburse GE for all severance, facility, wind-down and similar costs incurred by GE at any time in connection of the wind-down of the Program operations during the period following such termination of the Term equal to one year,

(3) In addition (and irrespective of whether IKON purchases the Program Financing Contracts and ABS Entities as provided in this Section 7.03(c)), (I) GE would be required to continue to provide services with respect to IKON’s Retained Portfolio of Financing Contracts as described in Section 4.02 until such time as IKON has notified GE that it has engaged a third party to provide such services IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program and (II) IKON would use all commercially reasonable efforts, following the termination of the Program as a consequence of a GE Termination Event, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio of Financing Contracts.

Exhibit 99.1

(4) In the event that the Program is terminated by GE as a result of the occurrence of an GE Termination Event, GE would be entitled to payment by IKON of (and IKON would be required to pay to GE within ten (10) Business Days after such termination of the Program) the Program Termination Fee.

(d) If IKON elects to purchase the Program Financing Contracts and ABS Entities from GE pursuant to any of Sections 7.03(a), (b) or (c) above, then IKON will purchase such Program Financing Contracts on an “AS-IS”, “WHERE-IS” basis, without recourse, representation or warranty of any kind, other than Agreed Warranties. The mechanics and timing of any such repurchase shall be as forth in the definitive Program Agreement.

(e) Notwithstanding any of the foregoing, the rights and obligations of IKON and GE described in Sections 4.03, 4.08(a)(ii), and 4.10, and in Sections 1.1(b) and (c) of Schedule 1 would survive any termination of the Program under this Article VII, unless IKON (or an entity designated by IKON) elects to and does purchase all of the Program Financing Contracts from GE pursuant to one of the purchase options described in Section 7.03.

(f) Upon the termination of the Program for any of the reasons provided above and the purchase by IKON (or a third party) of all of the Program Financing Contracts and interests in the ABS Entities held by GE (or any of its Affiliates), IKON would have the right to cause GE to provide to IKON, for a reasonable fee to be agreed by GE and IKON prior to the Closing, (i) the necessary information, files, records and electronic data feeds to transition the servicing of such Program Financing Contracts to IKON’s platform, and (ii) a continuation of the servicing of such Program Financing Contracts, in each case, pursuant to a transition services agreement mutually acceptable to IKON and GE. In no event would GE be required to perform for IKON any services pursuant to such transition services agreement for a period longer than one (1) year (it being agreed that if IKON shall terminate GE’s servicing of the Program Financing Contracts prior to the end of such one year period, GE will not be required to continue to provide services to IKON with respect to the IKON Retained Portfolio pursuant to Section 7.03(a)(2), 7.03(b)(2) or 7.03(c)(3) beyond such earlier termination date.

(g) If (i) IKON or an Affiliate thereof shall purchase the Program Financing Contracts and interests in the ABS Entities pursuant to Section 7.03(b) (and the Term shall not have theretofore been renewed beyond the initial five-year term of the Program) and (ii) IKON shall, within 12 months thereafter, sell or transfer (or agree to sell or transfer) any such Program Financing Contracts (or Financing Contracts held by the ABS Entities) for consideration (net of out-of-pocket expenses) in excess of the Net Economic Value thereof paid by IKON to GE therefor, then IKON shall promptly thereafter pay to GE the amount of such excess up to, in the aggregate for all payments pursuant to this Section 7.03(g), $4,000,000.

Exhibit 99.1

ARTICLE VIII

MISCELLANEOUS.

Section 8.01. Governing Law. The Program Agreement will be interpreted in accordance with, and governed by, the laws of the State of New York.

Section 8.02. Misdirected Payments or Communications.

(a) In the event that GE or IKON receives any payment from a third party in respect of a Financing Contract which is properly due to the other party, such receiving party will, promptly upon becoming aware of such receipt, remit or cause to be remitted such payment to the appropriate Person. Such payment will at all times be the property of the party to whom it is properly due and will be held in trust for such Person’s benefit until remitted to such Person.

(b) In the event that GE or IKON receives any communication from a third party in respect of a Financing Contract which should have been properly delivered to the other party, such receiving Party will, promptly upon becoming aware of such receipt, deliver or cause to be delivered such communication to the appropriate Person.

Section 8.03. Audit Rights. The definitive Program Agreement will contain mutually acceptable audit rights of IKON and GE with respect to the Program.

Section 8.04. Limitation on Liability. In no event shall any party hereto be liable to the other or to any other Person for Special Damages.

Section 8.05. No Assignment. This Term Sheet may not be assigned, except by operation of law; provided, however, that GE may assign its rights hereunder to one or more of its Affiliates and may, subject to Section 3.09, assign its rights, in respect of one or more Financing Contracts and related Equipment, after the Closing to any purchaser thereof. Notwithstanding the foregoing, however, no assignment otherwise permitted hereunder shall, without the written consent of IKON, relieve GE from any of its liabilities hereunder.

Section 8.06. No Partnership. The definitive Program Agreement will not create a partnership or joint venture and is not intended to create a partnership or joint venture between GE and IKON. Neither GE nor IKON shall take any position inconsistent with this characterization.

ARTICLE IX

DEFINED TERMS.

Section 9.01. Capitalized Terms. Capitalized terms used in this Term Sheet without definition herein shall have the meanings assigned to such terms in the

Exhibit 99.1

Asset Purchase Agreement. As used herein, the following terms will have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person.

“Agreed Warranty” means (a) with respect to GE’s interest in any Program Financing Contract, that GE is transferring good and valid title to such interest to IKON free and clear of all liens (other than those arising through an IKON Company), (b) with respect to GE’s interest in any Equipment, that GE is transferring to IKON such title thereto as IKON conveyed to GE under the Program Agreement, free and clear of all liens arising through GE after the Transfer Date with respect thereto (other than (i) any lien for taxes not yet due and payable, (ii) any mechanic’s or materialmen’s lien, which a lessee or borrower under a Program Financing Contract is required to remove, (iii) any other lien on the lessee’s or borrower’s interest in such Equipment which is permitted in accordance with the terms of the applicable Program Financing Contract, (iv) with respect to the Equipment, the interest of a Customer under the related Program Financing Contract, (v) any grant of an interest in or right to purchase such Equipment to the related Customer (or any Affiliate thereof) in connection with the related Program Financing Contract, (vi) any liens arising through the related Customer (or any Affiliate thereof), or (vii) any agreement to transfer Equipment in connection with any foreclosure or repossession, and/or remarketing, thereof) and (c) with respect to the equity interests in the ABS Entities, (i) that GE is transferring good and valid title to such equity interest to IKON free and clear of all liens (other than those arising through an IKON Company) and (ii) each of the representations and warranties as are set forth on Annex III.

“Allocation Policy” has the meaning assigned to such term in Section 3.01(a).

“Applicable Increment” with respect to an Originated Financing Contract means the percentage set forth on the GE Rate Sheets (as such rate sheets are in effect on the date such Originated Financing Contract is funded by GE) that is applicable based on the transaction size, Obligor credit rating under the Credit Approval Policy then in effect (as determined by GE), term, Equipment type and other factors with respect to such Originated Financing Contract contemplated by the GE Rate Sheets.

“Application” means, with respect to any proposed Originated Financing Contract, the information described in Sections 3.05(b) as it relates to such proposed Originated Financing Contract and, in the case of any prospective SLG Transaction, will include the information with respect to such SLG Transaction described in Sections 3.05(c) and an essential use audit/information statement completed by the Customer under such prospective SLG Transaction.

“Asserted Service Failure” has the meaning assigned to such term in Section 4.01(b)(iii).

Exhibit 99.1

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated December 10 2003, among GE, IOS Capital and IKON (as the same may be amended or modified from time to time).

“Assumed Name” means “IOS Credit”.

“Bankruptcy Event” means an event of bankruptcy, insolvency, receivership or liquidation or any similar event.

“Base Origination Fee” with respect to any Originated Financing Contract means an amount equal to the product of (a) the Purchase Price of the Equipment subject to such Originated Financing Contract multiplied by (b) 3%.

“Bundled Financing Contract” means each Program Financing Contract in respect of which, in accordance with the Allocation Policy, the Minimum Periodic Payment thereunder is allocable, in part, to the lease or rental of the related Equipment and, in part, to the Equipment Service Obligations of IKON in respect of such Equipment.

“Canadian Program Modifications” means such modifications to this Term Sheet as shall be appropriate to reflect mutually acceptable agreements with respect to (a) Customer pricing (including residual valuations) under, (b) origination fees in respect of, (c) servicing and other fees in connection with, and (d) billing and collection with respect to, in each case, proposed Originated Financing Contracts with Obligors at locations in Canada.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means, with respect to any Person, the indirect or direct possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (without limiting the generality of the foregoing) any Person directly or indirectly owning at least fifty percent (50%) of the equity interests or fifty percent (50%) of any class of voting securities of any other Person will be deemed to Control such other Person. “Controlled” will have a correlative meaning.

“CPC Payment” has the meaning assigned to such term in the preamble.

“CPI Charges” has the meaning assigned to such term in the preamble.

“Credit Approval Period” means, (a) with respect to any Application for a Customer to enter into a proposed Originated Financing Contract, 4 business hours, if the proposed Originated Financing Contract with such Customer is Score Card Eligible, and (b) otherwise 2 Business Days.

Exhibit 99.1

“Credit Approval Policy” means the policy attached as Exhibit C hereto, as the same may be amended or modified from time to time by GE in accordance with this Term Sheet.

“Credit Review Turnaround Failure” means the failure by GE, for at least two (2) consecutive calendar quarters that commence 90 days or more after the Closing Date, to both (a) approve, conditionally approve or reject at least 90% of all Applications for proposed Originated Financing Contracts submitted by IKON within the applicable Credit Approval Period, and (b) satisfy its obligations to IKON under Section 3.05(a).

“Customer” means a customer of an IKON Company that desires to acquire, or has acquired, any Equipment from an IKON Company pursuant to a Financing Contract or a proposed Financing Contract and any guarantor of the obligations of such customer; provided, however, that a Customer will not include any Person acquiring such Equipment for personal, family, household or agricultural use or for resale.

“Customer Direct Modifications” means such modifications to this Term Sheet as shall be necessary to reflect mutually acceptable agreements with respect to (a) the acquisition by GE from Persons other than IKON of Non-Core Equipment to be subject to Originated Financing Contracts, (b) the establishment by GE, from time to time, of residual values with respect to Non-Core Equipment (whether on an individual transaction basis or otherwise) and (c) the pricing methodology to be applicable to Financing Contracts in respect of which the equipment subject thereto is Non-Core Equipment.6

“Determination Period” has the meaning assigned to such term in Section 4.01(b)(iii).

“Discount Rate” with respect to (a) an Originated Financing Contract means the applicable like term swap rate for AAA rated companies as of the date such Originated Financing Contract is funded by GE plus the Applicable Increment with respect to such Originated Financing Contract and (b) a Purchased Financing Contract means the rate for such Purchased Financing Contract reflected in the books and records of IOS Capital (immediately prior to the Pre-Closing Merger).

“Document Package” has the meaning assigned to such term in Section 3.05(b).

“Document Review Turnaround Failure” means the failure by GE, for at least two (2) consecutive calendar quarters that commence 90 days or more after the Closing Date, to both (a) respond (including by approving, conditionally approving or

[6]	In connection with any funding of Customer Direct transactions, GE will pay IKON the origination fees described in Article VI; provided, however, that the methodology for pricing of the equipment in respect of which those fees will be paid will be different from that in respect of IKON Equipment.

Exhibit 99.1

rejecting) within three (3) Business Days to proposed changes to Standard Form Documentation submitted by IKON in respect of at least 90% of the proposed Originated Financing Contracts submitted to GE during such quarter and (b) satisfy its obligations under Section 3.04(b)(ii).

“Equipment” means any office equipment, intangible property, periodic software licenses, prepaid data subscription rights or office furnishings and related services sold or distributed by IKON or any of its Subsidiaries, including, without limitation, the right to use and transfer by license, sublicense or otherwise, any software included with such Property, as well as any and all substitute, successor or alternative technologies therefor.

“Equipment Service Obligations” has the meaning assigned to such term in Section 4.10.

“Evergreen Rentals” has the meaning assigned to such term in Section 4.09.

“Exceptions Manual” means the exceptions manual, as mutually agreed by GE and IKON prior to the Closing, as the same may be modified or amended from time to time upon the written approval of GE.

“Excluded Transaction” means any lease of Equipment (a) to any potential Customer that shall have had an Application for an Originated Financing Contract rejected by GE, within one (1) year of the date of determination, as a result of such Customer having a credit risk rating of ‘F’; provided that in no event shall any financing opportunity with such Customer be deemed to be an Excluded Transaction if recourse to IKON or an IKON Subsidiary is offered or provided in connection with any such financing opportunity, (b) to any Obligor under a Program Financing Contract that has been terminated by GE, within one (1) year of the date of determination, as a result of a payment default thereunder, (c) to any Obligor that is, at the time, an adversary in a lawsuit with GE as a result of such Obligor’s default in its obligation to make any Lease Payments due under a Program Financing Contract, (d) to the federal government under a lease that is not funded by GE pursuant to Section 2.08 of this Term Sheet or (e) through a minority- or woman-owned business.

“Executive Committee” has the meaning assigned to such term in Section 1.01(a).

“Fax Funding Delivery Date” means (a) with respect to any Originated Financing Contract where the Transfer Date in respect the related Equipment occurs during the 90-day period (or such other period as GE and IKON may agree) commencing on the Closing Date, the date that is 30 days after such Transfer Date, and (b) with respect to any Originated Financing Contract where the Transfer Date in respect of the related Equipment occurs more than 90 days (or such other number of days as GE and

Exhibit 99.1

IKON may agree) after the Closing Date, the date that is 20 days after such Transfer Date.

“Financing Contract” shall mean any contract (including any amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or after the Closing and any ancillary agreements relating thereto (other than any Equipment Service Obligation agreements), in the form of a lease of or rental agreement with respect to Equipment (it being agreed that for purposes of this Term Sheet, each lease schedule to a master lease agreement shall be deemed to be an individual Financing Contract).

“Funded Volume” means, with respect to any period of determination, the aggregate Purchase Price of Equipment funded by GE in respect of Originated Financing Contracts during such period in connection with the Program.7

“GE” means General Electric Capital Corporation, a Delaware corporation.

“GE Designees” has the meaning assigned to such term in Section 1.01(a).

“GE Rate Sheets” means the rate sheets for the Program to be agreed upon between GE and IKON prior to the Closing and to be in effect on the Closing Date, as such rate sheets may be modified by GE from time to time subject to the provisions of Section 2.05.

“GE Relationship Manager” has the meaning assigned to such term in Section 2.01.

“GE Residual Excess Amount” has the meaning assigned to such term in Section 4.09.

“GE Termination Event” has the meaning assigned to such term in Section 7.02(a).

“IKON” means IKON Office Solutions, Inc., an Ohio corporation.

“IKON Canada” means IKON Office Solutions, Inc., a Canada corporation.

“IKON Companies” has the meaning assigned to such term in the preamble.

“IKON Designees” has the meaning assigned to such term in Section 1.01(a).

7 Need to provide for an appropriate convention for conversion of Canadian dollars to U.S. dollars.

Exhibit 99.1

“IKON Net Book Value” of a Closing Date IKON Retained Financing Contract, at any time, means the sum of (a) all due but uncollected Lease Payments under such Finance Contract at such time plus (b) the net present value of all future Lease Payments not then due thereunder, discounted at the implicit rate of interest under such Financing Contract plus (c) the net present value of the booked residual in respect of the Equipment subject to such Financing Contract, discounted at the implicit rate of interest under such Financing Contract.

“IKON Relationship Manager” has the meaning assigned to such term in Section 2.01.

“IKON Termination Event” has the meaning assigned to such term in Section 7.02(b).

“Incremental Origination Fee” means with respect to any portion of the Funded Volume for any period, an amount equal to 0.35%.

“Late Charges” has the meaning assigned to such term in the preamble.

“Minimum Periodic Payment” has the meaning assigned to such term in the preamble.

“Net Book Value” of a Program Financing Contract at any time means the sum of (a) all due but uncollected payments under such Program Finance Contract at such time plus (b) the net present value of all future Lease Payments not then due thereunder, discounted at the Discount Rate that was initially used in respect of such Program Financing Contract in computing the Purchase Price of the Equipment thereunder plus (c) the net present value of the Residual in respect of the Equipment subject to such Program Financing Contract, discounted at the Discount Rate that was initially used in respect of such Program Financing Contract in computing the Purchase Price of Equipment thereunder plus (d) the unamortized portion of all origination fees (other than the Volume Origination Fee) for such Program Financing Contract at such time.8

“Net Economic Value” of a Program Financing Contract at any time means the sum of (a) all due but uncollected payments under such Program Finance Contract at such time plus (b) the net present value of all future Lease Payments not then due thereunder, discounted at rate equal to the applicable like-term swap rate for AAA rated companies as at the inception of such Program Financing Contract plus (c) the net present value of the Residual in respect of the Equipment subject to such Program Financing Contract, discounted at a rate equal to the applicable like-term swap rate for AAA rated companies as at the inception of such Program Financing Contract plus (d)

[8]	This definition to be modified as appropriate to properly cover operating rental agreements.

Exhibit 99.1

the unamortized portion of all origination fees (other than the Volume Origination Fee) for such Program Financing Contract at such time.9

“Non-Core Equipment” means office equipment or furnishings which are not distributed or sold by IKON or any IKON Company in the ordinary course of business.

“Non-Standard Financing Contracts” means each Financing Contract in the form of (a) a rental agreement in respect of Equipment which is cancelable by the Obligor thereunder for any reason or for no reason (whether or not upon prior notice) or (b) a rental agreement in respect of Equipment which is (i) evidenced by a written agreement initially prepared by the Customer and submitted to IKON by the related Customer and (ii) not otherwise in the Standard Form Documentation.

“Obligor” shall mean any Person that is an obligor, borrower or lessee under any Financing Contract.

“Off-Lease Equipment” means Equipment (other than (x) Defaulted Equipment or (y) Equipment repurchased by IKON from GE pursuant to any of Sections 3.07(b), 4.01(b), 4.08(a) or 7.03) which has (a) previously been subject to a Program Financing Contract (other than a Written Off Contract) and (b) been both (i) returned to GE, repossessed by (or on behalf of) GE, purchased by the Obligor thereunder or otherwise ceased to be subject to such Program Financing Contract and (ii) sold, re-leased or otherwise disposed of by GE or IKON.

“Originated Financing Contract” has the meaning assigned to such term in the preamble.

“Pre-Termination Evergreen Contract” means a Program Financing Contract held by GE that, on the date of termination of the Term, is paying Evergreen Rentals.

“Program” means the agreements and arrangements between GE and IKON with respect to a financing program for Customers of the IKON Companies as contemplated by this Term Sheet and otherwise agreed by GE and IKON.

“Program Commission Policy” has the meaning assigned to such term in Section 2.03(e).

“Program Financing Contract” means any Purchased Financing Contract or Originated Financing Contract (including any amendment, assignment, assumption, renewal or novation thereof and any ancillary agreements (other than any Equipment Service Obligation agreements) thereto); it being agreed that a Closing Date IKON

[9]	This definition to be modified as appropriate to properly cover operating rental agreements.

Exhibit 99.1

Retained Financing Contract shall not constitute a Program Financing Contract notwithstanding the purchase thereof by GE in accordance with this Term Sheet.

“Program Termination Fee” means (a) with respect to any termination of the Program as a consequence of (i) a GE Termination Event of the type described in Section 7.02(a)(ii) or (ii) an IKON Termination event of the type described in Section 7.02(b)(i), $30,000,000 and (b) in all other events, $15,000,000.

“Program Year” means the period commencing on the Closing Date (or any anniversary thereof) and ending on a date that is both (a) one year thereafter and (b) during the Term.

“Property” means all property and assets of whatsoever nature, including, without limitation, personal property, whether tangible or intangible, and claims, rights and choses in action.

“Purchase Price” with respect to the Equipment subject to any Originated Financing Contract means an amount equal to sum of (a) the net present value, as of the lease commencement date, of all unpaid Lease Payments under such Originated Financing Contract through the stated termination date thereof, discounted at the Discount Rate with respect to such Originated Financing Contract, plus (b) the net present value, as of the lease commencement date (determined based on a discount rate equal to the Discount Rate with respect to such Originated Financing Contract), of the residual (as determined in accordance with the Residual Policy) in respect of the Equipment subject to such Originated Financing Contract.

“Purchased Financing Contracts” has the meaning assigned to such term in the preamble.

“Rejected Eligible Financing Contract” means each proposed Originated Financing Contract that meets each of the following criteria:

(a) the Application in respect of such proposed Originated Financing Contract was rejected by GE pursuant to Section 3.05; and

(b) such proposed Originated Financing Contract was originated by IKON; and

(c) such proposed Originated Financing Contract was syndicated by IKON in its entirety, to any of Citibank, DLL or Wells Fargo or any Subsidiary of the ultimate parent company of any thereof (on terms no less favorable to IKON than those offered to GE), within 30 days thereafter;

(c) such proposed Originated Financing Contract reflects pricing to the Customer no less favorable to such Customer than the pricing contemplated by the GE Rate Sheets then in effect; and

Exhibit 99.1

(d) such proposed Originated Financing Contract does not constitute an Excluded Transaction or a Financing Contract that is not written on the Standard Form Documentation.

“Replaced Financing Contract” has the meaning assigned to such term in Section 4.08(a).

“Replacement Financing Contract” has the meaning assigned to such term in Section 4.08(a).

“Residual” with respect to any Equipment means GE’s booked residual with respect to such Equipment as in effect at the inception of the related Originated Financing Contract (or, in the case of a Purchased Financing Contract, as in effect on the Closing Date).

“Residual Policy” means the policy attached as Exhibit A hereto, as the same may be amended or modified from time to time by GE pursuant to Section 2.07.

“Responsible Officer” of IKON means individual employees of one or more IKON Companies to be agreed by GE and IKON prior to Closing.

“Retained Portfolio” means, collectively, (a) IKON’s, IKON Canada’s and [the IKON-retained ABS entities’] portfolio of Financing Contracts retained (and not sold to GE pursuant to the Asset Purchase Agreement) on the Closing Date, (b) all Financing Contracts originated by IKON after the Closing Date which (i) are rejected for funding by GE (or the conditional approvals in respect of any related Applications are rejected by the applicable Customers) or (ii) constitute Excluded Transactions and, in each case, are originated and retained by IKON, (c) all Program Financing Contracts which are purchased by IKON from GE pursuant to this Term Sheet, and (d) those stand-alone service contracts (including FM service contracts) that are both (A) entered in connection with any Program Financing Contract or any Financing Contract of the type described in clauses (a) and (b) and (B) of the type being billed and collected by IOS Capital on the date hereof.

“RFP” means any Request for Proposal or other purchase or offering document issued from time to time by a Person for the acquisition of any Property.

“Right of First Opportunity” has the meaning set forth in Section 2.04(a).

“Sales Tax Payment” has the meaning assigned to such term in the preamble.

“Score Card Eligible” means, with respect to an Application for a Customer to enter into an Originated Financing Contract, that such Application is eligible for automatic decision under, and pursuant to, the Credit Approval Policy.

Exhibit 99.1

“Service Profit Element” means, with respect to any Program Financing Contract as of any time, an amount equal to 50% of all future Base Equipment Service Payments thereunder.

“SLG Financing Contract” means an Originated Financing Contract pursuant to which the Customer is a State and Local Government Entity.

“Special Damages” shall mean special, exemplary, consequential or punitive losses or damages; provided, however, that “Special Damages” shall not include any Damages relating to (a) the failure of GE to receive the amounts payable in accordance with the terms of any Program Financing Contract, to the extent such amounts may properly be retained by GE pursuant to Section 3.03(a)(ii) or (b) the failure of IKON to receive the amounts payable in accordance with the terms of any Program Financing Contract, to the extent such amounts are required to be remitted by GE to IKON pursuant to Section 3.03(a)(i).

“Standard Form Documentation” means each form Financing Contract to be mutually agreed by GE and IKON prior to Closing with such modifications or additions as may be permitted pursuant to the Exceptions Manual or as may otherwise be agreed by GE.

“State and Local Government Entity” means a Customer that is a state or a political subdivision of the state in which it is located or the District of Columbia and which, if the SLG Transaction applicable to such Customer contemplates that interest income received by the lessor or obligee will be Tax-Exempt Income, qualifies as an issuer of a state or local bond for purposes of Section 103 of the Code.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or Controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, capital stock of any other class or classes of such entity will have or might have voting power by reason of the happening of any contingency).

“Systems Facilitation Date” means the date that IKON’s IT systems enable it to track the refurbishment and sale of individual items of Equipment (but in no event later than June 30, 2006.

“Tax-Exempt Income” means any interest income received by the lessor, payee or obligee under a Program Financing Contract which is not contemplated to be included in such lessor’s, payee’s or obligee’s gross income under the Code.

“Term” has the meaning assigned to such term in Section 7.01.

Exhibit 99.1

“Trademark License Agreement” has the meaning assigned to such term in Section 2.02(b).

“Uplift Payment” has the meaning assigned to such term in the preamble.

“Volume Origination Fee” means with respect to any Funded Volume for any period, an amount equal to the product of (i) 5.067% multiplied by (ii) such Funded Volume.

“Written-Off Financing Contract” means any (a) Closing Date IKON Retained Financing Contract that was purchased by GE from IKON in accordance with Section 4.01(d) and has been written-off by GE for any reason prior to the earlier to occur of (i) the expiration of its contractually stated term and (ii) the end of the Term, (b) Program Financing Contract that has been written off by GE for any reason prior to the earlier to occur of (i) the expiration of its contractually stated term and (ii) the end of the Term and (c) Purchased Financing Contract that was written-off by IKON both prior to the Closing and prior to the end of its contractually stated term.